Filed pursuant to Rule 424(b)(5)
Registration Nos. Registration No. 333-229494
and Registration No. 333-229494-01
The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed.  This prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not solicitations of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED October 5, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated February 1, 2019)
$
Jefferies Group LLC
  % SENIOR NOTES DUE

Jefferies Group LLC and Jefferies Group Capital Finance Inc. are offering $             aggregate principal amount of our     % Senior Notes due             (the “Notes”).
Maturity – The Notes will mature on                ,         .
Interest – We will pay interest on the Notes in cash semi-annually in arrears on                     and              of each year, beginning            , 2022.
Ranking – The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.
Optional Redemption – We may redeem some or all of the Notes at any time at the applicable redemption price described in this prospectus supplement in the section entitled “Description of the Notes—Optional Redemption.”
The Notes will be issued only in registered form in denominations of $5,000 and integral multiples of $1,000 in excess of $5,000.
We have applied to list the Notes on the New York Stock Exchange (the “NYSE”), and we expect trading in the Notes on the NYSE to begin within 30 days after the original issue date.
Investing in the Notes involves risks that are described in the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement.
	PUBLIC OFFERING PRICE (1)	UNDERWRITING DISCOUNT	PROCEEDS, BEFORE EXPENSES, TO US

Per Note	%	%	%

Notes Total	$	$	$

(1)            Plus accrued interest from                    , 2021, if settlement occurs after that date.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
Jefferies Group LLC and Jefferies Group Capital Finance Inc. may use this prospectus supplement in the initial sale of the Notes.  In addition, Jefferies LLC or any other affiliate of Jefferies Group LLC may use this prospectus supplement in a market-making transaction of a Note after its initial sale.  Unless Jefferies Group LLC or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
The underwriters expect to deliver the Notes in book-entry form only through The Depository Trust Company (“DTC”) and its direct or indirect participants, including for the accounts of Euroclear Bank SA/NV (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”), against payment therefor in immediately available funds in New York, New York on                    , 2021.
Jefferies
Prospectus supplement dated                    , 2021.

PROSPECTUS, DATED FEBRUARY 1, 2019
SUMMARY	1

RISK FACTORS	5

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS	8

WHERE YOU CAN FIND MORE INFORMATION	9

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	9

DESCRIPTION OF SECURITIES WE MAY OFFER	10

DEBT SECURITIES	10

WARRANTS	22

PURCHASE CONTRACTS	25

UNITS	27

S-i

FORM EXCHANGE AND TRANSFER	31

BOOK-ENTRY PROCEDURES AND SETTLEMENT	34

USE OF PROCEEDS	37

PLAN OF DISTRIBUTION	38

CONFLICTS OF INTEREST	39

MARKET-MAKING AND PRINCIPAL RESALES BY AFFILIATES	40

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	41

CERTAIN ERISA CONSIDERATIONS	52

LEGAL MATTERS	54

EXPERTS	55

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with different or additional information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this prospectus supplement.

S-ii

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS
SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
This document is in two parts.  The first part is the prospectus supplement, which describes the specific terms of the Notes being offered.  The second part, the base prospectus, gives more general information, some of which may not apply to the Notes being offered.  Generally, when we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring only to the base prospectus.  If the description of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus when making your investment decision.  You should also read and consider the information in the documents we have referred you to in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.
Notice to Prospective Investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to EEA Qualified Investors. Neither the Issuers nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.

Prohibition of Sales to EEA Retail Investors—The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to UK Qualified Investors. Neither the Issuers nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to UK Qualified Investors.

Prohibition of Sales to United Kingdom Retail Investors—The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom's

S-iii

Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

S-iv

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “believe,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations and other results, and may include statements of future performance, plans and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 29, 2021 (the “Annual Report on Form 10-K”) and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2021 and May 31, 2021 filed with the SEC on April 8, 2021 and July 9, 2021, respectively. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

S-v

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described below in the section entitled “Incorporation of Certain Information by Reference”.  This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus.  You should carefully read the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus and any applicable prospectus supplement.
Unless otherwise specified, the terms “Issuers,” “we,” “our,” and “us” as used herein, refer to Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary, as Co-Issuers of the securities offered hereby.  The terms the “Company” and “Jefferies Group” refers to Jefferies Group LLC, alone.  Jefferies Group Capital Finance Inc. has nominal assets, conducts no operations and was formed in 2016 for the sole purpose of co-issuing securities, including the Notes, with Jefferies Group.  Jefferies Group is a holding company that conducts almost all of its operations through its subsidiaries and a significant portion of its consolidated assets are held by its subsidiaries.  Accordingly, all financial and operating data presented in this prospectus are those of Jefferies Group on a consolidated basis.  The Issuers will be jointly and severally liable for all obligations under the Notes offered hereby.
About Us

Jefferies Group and its subsidiaries operate as a global full service, integrated securities and investment banking firm. Jefferies Group’s principal operating subsidiary, Jefferies LLC, was founded in the U.S. in 1962 and its first international operating subsidiary, Jefferies International Limited, was established in the U.K. in 1986. On March 1, 2013, Jefferies Group, Inc. converted into a limited liability company (renamed Jefferies Group LLC) and became an indirect wholly-owned subsidiary of publicly traded Jefferies Financial Group Inc. (“Jefferies”). Richard Handler, the Company’s Chief Executive Officer and Chairman, is also the Chief Executive Officer of Jefferies, as well as a director of Jefferies. Brian P. Friedman, the Chairman of the Company’s Executive Committee, is also Jefferies’ President and a director of Jefferies. Jefferies Group LLC retains a credit rating separate from Jefferies and is an SEC reporting company, filing annual, quarterly and periodic reports.
Jefferies Group currently operates in two business segments, Investment Banking and Capital Markets and Asset Management. The Investment Banking and Capital Markets reportable segment includes investment banking, capital markets and other related services. Investment banking provides underwriting and financial advisory services to clients across most industry sectors in the Americas, Europe and Asia Pacific. The capital markets businesses operate across the spectrum of equities and fixed income products. Related services include, among other things, prime brokerage and equity finance, research and strategy, corporate lending and real estate finance. The Asset Management segment provides alternate investment management services to investors globally. In addition, through our asset management efforts, we often invest seed or additional strategic capital for our own account in the strategies offered by us and associated third-party asset managers in which we have an interest.
Jefferies Group’s global headquarters and executive offices are located at 520 Madison Avenue, New York, New York 10022. Jefferies Group also has regional headquarters in London and Hong Kong. Jefferies Group’s primary telephone number is (212) 284-2550 and its Internet address is jefferies.com. Information on Jefferies Group’s website is not incorporated by reference into, and should not be deemed to constitute a part of, this prospectus.   Jefferies Group Capital Finance Inc. (the “Co-Issuer”) is a Delaware corporation that was formed in 2016 for the sole purpose of co-issuing securities with Jefferies Group, including the securities offered hereby.

Recent Developments
On September 30, 2021 Jefferies Group LLC announced its financial results for its fiscal third quarter of 2021:
Highlights for the three months ended August 31, 2021:
•	Total Net Revenues of $1.65 billion
•	Combined Capital Markets Net Revenues of $442 million
•	Equities Net Revenues of $237 million and Fixed Income Net Revenues of $206 million
•	Investment Banking Net Revenues of $1.18 billion, including Advisory Net Revenues of $584 million, Equity Underwriting Net Revenues of $367 million and Debt Underwriting Net Revenues of $229 million
•	Asset Management Revenues (before Allocated Net Interest) of $10 million
•	Earnings Before Income Taxes of $560 million
•	Net Earnings of $419 million (reflects a 25.1% effective tax rate)

Highlights for the nine months ended August 31, 2021:
•	Total Net Revenues of $5.40 billion
•	Combined Capital Markets Net Revenues of $1.84 billion
•	Equities Net Revenues of $1.01 billion and Fixed Income Net Revenues of $826 million
•	Investment Banking Net Revenues of $3.25 billion, including Advisory Net Revenues of $1.29 billion, Equity Underwriting Net Revenues of $1.19 billion and Debt Underwriting Net Revenues of $712 million
•
Asset Management Revenues (before Allocated Net Interest) of $247 million, including $62 million in management, performance and similar fees and revenues earned directly or through our strategic affiliates in the current year period; performance fees and similar revenues recorded in the first nine months of the current year are attributable to performance realized in respect of the twelve months ended December 31, 2020

•	Earnings Before Income Taxes of $1.66 billion
•	Net Earnings of $1.23 billion (reflects a 25.8% effective tax rate)

Amounts herein pertaining to August 31, 2021 represent a preliminary estimate as of the date of the earnings release and may be revised in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2021.

The above preliminary financial data included in this pricing supplement has been prepared by and is the responsibility of Jefferies’ management. Deloitte & Touche LLP, Jefferies’ independent public accountant, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

THE OFFERING
The summary below contains basic information about the Notes.  It does not contain all the information that is important to you.  For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Securities We May Offer—Debt Securities.”
Issuers
Jefferies Group LLC, a Delaware limited liability company, and Jefferies Group Capital Finance Inc., a Delaware corporation and wholly-owned subsidiary of Jefferies Group.  Jefferies Group Capital Finance Inc. has nominal assets, conducts no operations and was formed in 2016 for the sole purpose of co-issuing securities, including the Notes, with Jefferies Group.

Securities Offered	$ aggregate principal amount of our % Senior Notes due
Maturity	The Notes will mature on , .
Issue Date	, 2021
Interest	Interest will accrue on the Notes at a rate of % per year from the issue date payable semi-annually in arrears on and of each year, beginning , 2022.
Ranking	The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness.
Optional Redemption
Prior to           ,  (the date that is          months prior to the scheduled maturity of the Notes) (the “Par Call Date”), we may redeem some or all of the Notes at our option at any time and from time to time at the make-whole redemption price, as described in “Description of the Notes—Optional Redemption.”
On or after the Par Call Date, we may redeem some or all of the Notes at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Covenants	The Indenture governing the Notes contains certain covenants. See “Description of the Notes—Covenants.”
Use of Proceeds
We intend to use the net proceeds of this offering to pay a portion of the cost to redeem 100% of the outstanding aggregate principal amount of the Company’s 5.125% Senior Notes, due January 20, 2023 and, to the extent there are any remaining net proceeds, for general corporate purposes, which may include the further development and diversification of our businesses. The remaining source of funds for such redemption will come from cash and cash equivalents on hand. See “Use of Proceeds.”

Listing	We have applied to list the Notes on the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date.
Conflict of Interest	Jefferies LLC, the broker-dealer subsidiary of Jefferies Group LLC, is a member of the Financial Industry

Regulatory Authority (“FINRA”) and will participate in the distribution of the Notes being offered hereby.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121.  See “Conflict of Interest.”

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. See “Risk Factors.”

RISK FACTORS
In addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” in our Annual Report on Form 10‑K for the fiscal year ended November 30, 2020 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 29, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2021 and May 31, 2021 filed with the SEC on April 8, 2021 and July 9, 2021, respectively, as may be supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus, you should consider carefully the following factors before deciding to purchase the Notes.
Structure-related Risks

We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the Notes at any time at the applicable redemption price described in this prospectus supplement in the section entitled “Description of the Notes—Optional Redemption.”  If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Notes.
The Notes will be effectively subordinated to liabilities of our subsidiaries.

The Notes will be the obligations of Jefferies Group LLC and Jefferies Group Capital Finance Inc. exclusively and will not be guaranteed by any of our other subsidiaries or secured by any of our properties or assets.  Jefferies Group LLC is a holding company.  Jefferies Group Capital Finance Inc. is a 100%-owned finance subsidiary of Jefferies Group LLC with nominal assets which conducts no operations.  We conduct almost all of our operations through our subsidiaries and a significant portion of our consolidated assets are held by our subsidiaries.  Accordingly, our cash flow and our ability to service debt, including the Notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the Notes or to make any funds available to pay such amounts.  In addition, dividends, loans and other distributions from our subsidiaries to us are subject to restrictions imposed by law, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations.
The Notes will be effectively subordinated as a claim against the assets of our subsidiaries to all existing and future liabilities of those subsidiaries (including indebtedness, guarantees, customer and counterparty obligations, trade payables, lease obligations and letter of credit obligations).  Therefore, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon its liquidation or reorganization will be subject to the prior claims of its creditors, except to the extent that we or they may be a creditor with recognized claims against the subsidiary.
Valuation- and Market-related Risks

In the absence of an active trading market for the Notes, you may not be able to resell them.

We can offer no assurance as to the liquidity of the market for the Notes, your ability to sell the Notes or the price at which you may be able to sell them.  Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our credit ratings and the market for similar securities.  Jefferies LLC has advised us that it currently intends to make a market in the Notes.  However, Jefferies LLC is not obligated to do so and it may discontinue any market making at any time without notice.
Changes in Jefferies Group LLC’s credit ratings may affect the trading value of the Notes.

Jefferies Group LLC’s credit ratings are an assessment of Jefferies Group LLC’s ability to pay its obligations.  Consequently, real or anticipated changes in Jefferies Group LLC’s credit ratings may affect the trading value of the Notes.  A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.  No person is obligated to maintain any rating on the

Notes, and, accordingly, we cannot assure you that the ratings assigned to the Notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

USE OF PROCEEDS
We estimate that the aggregate net proceeds from the issuance and sale of the Notes, after deducting the underwriting discount and expenses relating to the offering, will be approximately $             .  We intend to use the net proceeds of this offering to pay a portion of the cost to redeem 100% of the outstanding aggregate principal amount of the Company’s 5.125% Senior Notes, due January 20, 2023 and, to the extent there are any remaining net proceeds, for general corporate purposes, which may include the further development and diversification of our businesses. The remaining source of funds for such redemption will come from cash and cash equivalents on hand.

CAPITALIZATION
The following table sets forth our capitalization as of May 31, 2021 on an actual basis and as adjusted to give effect to the issuance and sale of the Notes offered hereby.  The table below should be read in conjunction with the section entitled “Use of Proceeds” in this prospectus supplement and our historical consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.
AS OF May 31, 2021
(Unaudited, in thousands)	ACTUAL	AS ADJUSTED
Long-term debt (1)
2.25% Euro Medium Term Notes, due July 13, 2022
5.125% Senior Notes, due January 20, 2023	757,670	757,670
1.00% Euro Medium Term Notes, due July 19, 2024	609,952	609,952
4.85% Senior Notes, due January 15, 2027	788,749	788,749
6.45% Senior Debentures, due June 8, 2027	367,824	367,824
4.15% Senior Notes, due January 23, 2030	990,044	990,044
2.75% Senior Notes, due October 15, 2032	454,096	454,096
6.25% Senior Debentures, due January 15, 2036	510,611	510,611
6.50% Senior Notes, due January 20, 2043	419,611	419,611
Structured Notes(2)	1,819,975	1,819,975
% Senior Notes due offered hereby
Total Long-term Debt (1)(2)(3)	$ 6,718,532	$
Total Equity	6,687,348	6,687,348
Total Long-Term Capital	$ 13,405,880	$

(1)
Does not reflect $74.0 million aggregate principal amount of debt securities issued since May 31, 2021. Does not include $56.3 million of debt securities retired since May 31, 2021.  Includes $11.9 million of structured notes that mature on June 10, 2022. With the exception of our structured notes, long-term debt is carried at face value net of unamortized discounts, premiums and debt issuance costs.

(2)	Includes $1,820 million at fair value at May 31, 2021.
(3)
Long-term debt for purposes of calculating Total Long-Term Capital at May 31, 2021 excludes $248.8 million of our outstanding borrowings under our senior secured revolving credit facility, $375.0 million of our secured credit facility and $50.0 million of our secured bank loan.

DESCRIPTION OF THE NOTES
Please note that in this section entitled “Description of the Notes”, unless otherwise specified, the terms “Issuers,” “we,” “our,” and “us,” as used herein, refer to Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary, as Co-Issuers of the Notes offered hereby.  The terms the “Company” and “Jefferies Group” refer to Jefferies Group LLC, alone.  Jefferies Group Capital Finance Inc. is a 100%-owned finance subsidiary of Jefferies Group LLC with nominal assets which conducts no operations.  The Issuers will be jointly and severally liable for all obligations under the Notes offered hereby.  Also, in this section, references to holders mean those who own Notes registered in their own names, on the books that we or the indenture trustee maintains for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through one or more depositaries.  Owners of beneficial interests in the Notes should read the section below entitled “Book Entry, Delivery and Form” and the section in the accompanying prospectus entitled “Book-Entry Procedures and Settlement.”
General

The following description of the Notes we are offering supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.  We refer you to that description.
We will issue the Notes under an indenture dated as of May 26, 2016 between Jefferies Group, Jefferies Group Capital Finance Inc. and The Bank of New York Mellon, as trustee.  Jefferies Group and its subsidiaries have normal banking relationships with The Bank of New York Mellon.
The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the NYSE, and we expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. We cannot, however, assure you that an active public market for the Notes will develop.  The absence of an active public trading market could have an adverse effect on the liquidity and value of the Notes.
We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms, except for the issue price and the issue date.  Any such additional Notes having such similar terms, together with the Notes offered hereby, will constitute a single series with the Notes under the indenture.
Principal, Maturity and Interest

The initial aggregate principal amount of the Notes is $           .  The Notes will mature on            ,             .  The Notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement.
Interest on the Notes will accrue from                    , 2021, or from the most recent interest payment date to which interest has been paid or provided for.  We will pay interest on the Notes on                 and              of each year, commencing                    , 2022 to holders of record at the close of business on the immediately preceding                  and            .
Interest will be calculated on the basis of a 360-day year comprising twelve 30-day months.  Interest on the Notes will be paid by check mailed to the persons in whose names the Notes are registered at the close of business on the applicable record date or, at our option, by wire transfer to accounts maintained by such persons with a bank located in the United States.  The principal of the Notes will be paid upon surrender of the Notes at the corporate trust office of the trustee.  For so long as the Notes are represented by global Notes, we will make payments of interest by wire transfer to DTC or its nominee, which will distribute payments to beneficial holders in accordance with its customary procedures.
The Notes are not entitled to any sinking fund.  The provisions of the indenture described in the accompanying prospectus in the section entitled “Description of Securities We May Offer—Debt Securities—Defeasance” will apply to the Notes.

Ranking

The Notes will be senior unsecured obligations, each ranking equally with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness.  The Notes will be effectively subordinated as a claim against the assets of our subsidiaries to all existing and future liabilities of those subsidiaries (including indebtedness, guarantees, customer and counterparty obligations, trade payables, lease obligations and letter of credit obligations).
Optional Redemption

Prior to the Par Call Date, the Notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:
(i) 100% of the principal amount of the Notes to be redeemed; or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any such portion of such payments of interest accrued as of the date of redemption) that would be due if the Notes matured on the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus               basis points,
plus accrued and unpaid interest to, but excluding, the date of redemption.
On or after the Par Call Date, the Notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Quotation Agent” means the Reference Treasury Dealer (as defined below) appointed by us.
“Reference Treasury Dealer” means (i) Jefferies LLC (or its affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and its redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.
Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed.  Unless we default in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.  If less than all the Notes are to be redeemed, the Notes shall be selected in accordance with the procedures of DTC.
Covenants

Limitations on Liens.  The indenture provides that we will not, and will not permit any material subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien (other than permitted liens) on, or security interest in any voting stock of any material subsidiary, without effectively providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness.  The indenture defines material subsidiary to be any subsidiary that represents 5% or more of our consolidated net worth as of the date of determination.
Limitations on Mergers and Sales of Assets.  The indenture provides that neither Jefferies Group LLC nor Jefferies Group Capital Finance Inc. will merge into, consolidate with or convert into, or convey, transfer or lease its assets substantially as an entirety, and another person may not consolidate with, merge into or convert into either Issuer, unless:
•
either (1) such Issuer is the continuing corporation, or (2) the successor corporation, if other than such Issuer, is a domestic corporation, partnership or trust and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture;

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture;

•
if as a result of such consolidation or merger or conversion or such conveyance, an Issuer’s assets or properties would become subject to a pledge, lien or other similar encumbrance which would not be permitted under the indenture, such Issuer or its successor takes steps as necessary to effectively secure the securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•	we have delivered an officers’ certificate and an opinion of counsel to the trustee as required under the indenture.
For purposes of the indenture, “corporation” is defined to include a corporation, association, company (including a limited liability company), joint-stock company, business trust or other similar entity.
Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the Notes in the event of a highly leveraged transaction.  Specifically, the indenture does not limit the amount of indebtedness we may incur.
Payment of Additional Amounts
We will pay to the holder of any Notes owned by a United States alien holder (as defined in the accompanying prospectus) such additional amounts described in the accompanying prospectus under the heading “Payment of Additional Amounts” with respect to debt securities, subject to certain customary exceptions described therein.
Book-Entry, Delivery and Form

We have obtained the information in this section concerning DTC, Clearstream, Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Notes will be issued as fully-registered global Notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as “DTC,” and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.  Investors may elect to hold their interests in the global Notes through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., or “Clearstream,” formerly Cedelbank, or through Euroclear Bank SA/NV, as operator of the Euroclear System, or “Euroclear.”  Investors may hold their interests in the global Notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems.  Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC.  Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear.  We will refer to Citibank and JPMorgan Chase Bank in these capacities as the “U.S. Depositaries.”  Beneficial interests in the global Notes will be held in denominations of $5,000 and integral multiples of $1,000 in excess thereof.  Except as set forth below, the global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Notes represented by a global note can be exchanged for definitive Notes, in registered form only if:
•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•
at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that global note will be exchangeable for definitive Notes, in registered form and notify the trustee of our decision; or

•	an event of default with respect to the Notes represented by that global note, has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive Notes, issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof in registered form for the same aggregate amount.  The definitive Notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.
We will make principal and interest payments on all Notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the sole registered owner and the sole holder of the Notes represented by the global note, for all purposes under the indenture.  Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:
•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a Note represented by a global note;
•
any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information.  The underwriter will initially designate the accounts to be credited.  Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants.  Book-entry Notes may be more difficult to pledge because of the lack of a physical note.
DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, will be considered the sole owner and holder of the Notes represented by that global note for all purposes of the indenture.  Owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered owners or holders of Notes under the indenture.  Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Notes.  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form.  These laws may impair the ability to transfer beneficial interests in a global note.  Beneficial owners may experience delays in receiving distributions on their Notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.
We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.
Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note.  The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.
DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants.  The electronic book-entry system eliminates the need for physical certificates.  DTC’s participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC.  Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system.  The rules applicable to DTC and its participants are on file with the SEC.
DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary.  Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.  Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream interfaces with domestic securities markets in several countries.  As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).  Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter.  Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks.  Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.  Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries.  Euroclear is operated by Euroclear Bank SA/NV, or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation.  All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants.  Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter.  Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator is a Belgian bank.  As such it is regulated by the Belgian Banking and Finance Commission.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to in this prospectus supplement as the “Terms and Conditions.”  The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.  All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.  The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Euroclear has further advised us that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global Notes.
Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds.  Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.  Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary;

however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).  The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date.  Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day.  Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.  Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
As discussed under the heading “Material United States Federal Income Tax Consequences – U.S. Holders – Debt Securities – Recent Tax Legislation” in the accompanying prospectus, certain recently enacted legislation may require U.S. Holders that use an accrual method of accounting for tax purposes to accrue income earlier than would be the case under the general tax rules described therein. Pursuant to recently finalized U.S. Treasury regulations, such accounting rules will not apply to the accrual of original issue discount and market discount. U.S. Holders that use an accrual method of accounting for tax purposes should consult with their tax advisors regarding the applicability of these rules.

UNDERWRITING
Subject to the terms and conditions set forth in the purchase agreement, dated                    , 2021, among us (Jefferies Group LLC), Jefferies Group Capital Finance Inc. and Jefferies LLC, as the representative of the underwriters named below and the sole book-running manager of this offering, we have agreed to sell to the underwriters and each of the underwriters has agreed, severally and not jointly, to purchase from us the principal amount of Notes shown opposite its name below:
UNDERWRITER	PRINCIPAL AMOUNT OF NOTES
Jefferies LLC	$
Total	$

The purchase agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel.  The purchase agreement provides that the underwriters will purchase all of the Notes if any of them are purchased.  We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The Notes will constitute a new issue of securities with no established trading market.  The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Notes as permitted by applicable laws and regulations.  However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion.  Accordingly, no assurance can be given as to the liquidity of the trading market for the Notes, that you will be able to sell any of the Notes held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.  In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.
Commission and Expenses

The underwriters have advised us that they propose to offer the Notes to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of
         % per Note.  The underwriters may allow, and certain dealers may reallow, a concession not in excess of       % of the principal amount per Note to certain brokers and dealers.  After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative.  No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes).
	PER NOTE	NOTE TOTAL
Public offering price (1)%		$
Underwriting discount paid by us	%	$
Proceeds to us, before expenses	%	$

(1)	Plus accrued interest from , 2021, if settlement occurs after that date.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $       .
Listing

We have applied to list the Notes on the NYSE, and we expect trading in the Notes on the NYSE to begin within 30 days after the original issue date.
Stabilization

The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering.  These activities may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market.  The underwriters must close out any short position by purchasing Notes in the open market.
A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes.  A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.  Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price the Notes.  As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.  A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes.  The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Electronic Distribution

A prospectus in electronic format may be made available by e‑mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates.  In those cases, prospective investors may view offering terms online and may be allowed to place orders online.  The underwriters may agree with us to allocate a specific number of Notes for sale to online brokerage account holders.  Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.  Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Certain Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates.  The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Settlement

We expect to deliver the Notes against payment therefor on or about the date specified on the cover page of this prospectus, which will be the fifth business day following the date of the pricing of the Notes (such settlement being referred to as “T+5”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.  Purchasers of the Notes who wish to trade the Notes on the date of this prospectus supplement should consult their advisors.
Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)                                 the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)                                 the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.
Prohibition of Sales to United Kingdom Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom.  For the purposes of this provision:

(a)            the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)            the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Other Regulatory Restrictions in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONFLICT OF INTEREST
Jefferies LLC, the broker-dealer subsidiary of Jefferies Group LLC, is a member of FINRA and will participate in the distribution of the Notes.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 regarding conflicts of interests and will be conducted in accordance with the requirements of Rule 5121.  Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS
The validity of the Notes has been passed on for us by Sidley Austin LLP, New York, New York.  Cooley LLP, New York, New York, is counsel for the underwriters in connection with this offering.  Cooley LLP has from time to time acted as counsel for Jefferies Group LLC and its subsidiaries and may do so in the future.
EXPERTS
The consolidated financial statements, and the related financial statement schedules, of Jefferies Group LLC and subsidiaries incorporated herein by reference to the Annual Report on Form 10-K, and the effectiveness of Jefferies Group LLC and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC.  This prospectus is a part of that registration statement, which includes additional information.
We file annual, quarterly and current reports and other information with the SEC.  These SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.  Information that we file later with the SEC will automatically update information in this prospectus.  In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:
∎	Annual Report on Form 10‑K for the fiscal year ended November 30, 2020, filed on January 29, 2021; and
∎	Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2021 and May 31, 2021, filed with the SEC on April 8, 2021 and July 9, 2021.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.
You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:
Investor Relations
Jefferies Group LLC
520 Madison Avenue
New York, New York 10022
(212) 284-2550

$
  % SENIOR NOTES DUE

PROSPECTUS SUPPLEMENT

Jefferies
                 , 2021